Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Civista Bancshares, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 333-202316 and 333-99089 on Form S-8 and File No. 333-205828 on Form S-3 of Civista Bancshares, Inc. of our report dated March 15, 2017, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K of Civista Bancshares, Inc. for the year ended December 31, 2016.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

March 15, 2017